Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
Bank7 Corp.
Oklahoma City, Oklahoma

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bank7 Corp. (the “Company”) of our report dated July 11, 2018, on our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which report is included in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-227010).

/s/ BKD, LLP

Oklahoma City, Oklahoma
September 20, 2018